EXHIBIT 5

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                                November 19, 1999




UtiliCorp United Inc.
20 West 9th Street
Kansas City, Missouri 64105

Ladies and Gentlemen:

      We refer to the Registration Statement of UtiliCorp United Inc. (the "Company") on Form S-8 to be filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, $6,000,000 of Deferred Compensation Obligations which represent unsecured obligations of the Company to pay deferred compensation in accordance with the terms of the UtiliCorp United Inc. Supplemental Contributory Retirement Plan (the "Plan").

      We are familiar with the proceedings to date with respect to such proposed sale and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for the purposes of this opinion.

      Based upon the foregoing, it is our opinion that when issued with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with the their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                Very truly yours,




                               /s/ Blackwell Sanders Peper Martin LLP